UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____ )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒   Preliminary Proxy Statement.
☐   Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☐   Definitive Proxy Statement.
☐   Definitive Additional Materials.
☐   Soliciting Material under § 240.14a-12.
THE BANC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒   No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

☐   Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

PRELIMINARY COPY
THE BANC CORPORATION
17 North 20th Street
Birmingham, Alabama 35203
April      , 2006
Dear Stockholder:
      On behalf of the Board of Directors and management of The Banc Corporation, we cordially invite you to attend the Annual Meeting of Stockholders to be held at our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, on May 18, 2006, at 10:00 a.m. Central Daylight Time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.
      It is important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend, please mark, sign, date and return the enclosed proxy as soon as possible in the envelope provided. If you attend the Annual Meeting, which we hope you will, you may vote in person even if you have previously mailed a proxy card.

Sincerely,

C. Stanley Bailey
Chief Executive Officer

PRELIMINARY COPY
THE BANC CORPORATION
17 North 20th Street
Birmingham, Alabama 35203
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2006
To the Stockholders of The Banc Corporation:
      You are hereby notified that the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of The Banc Corporation, a Delaware corporation, will be held at our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, on Thursday, May 18, 2006, at 10:00 a.m. Central Daylight Time, for the following purposes:

1. To elect 13 directors to serve a term of one year or until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

2. To consider and vote upon a proposed amendment to the Corporation’s Restated Certificate of Incorporation to change the name of the Corporation to “Superior Bancorp.”

3. To consider and vote upon a proposed amendment to the Corporation’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 35 million shares to 50 million shares.

4. To consider and vote upon a plan under which directors of the Corporation may elect to take shares of the Corporation’s common stock in full or partial satisfaction of director’s fees otherwise payable to them.

5. To ratify the appointment of Carr, Riggs & Ingram, LLC as independent auditors of The Banc Corporation for the year ending December 31, 2006.

6. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
      All stockholders are cordially invited to attend the Annual Meeting; however, only stockholders of record at the close of business on April 5, 2006, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. Regardless of whether you plan to attend the meeting, please mark, sign, date and return the enclosed proxy in the enclosed prepaid envelope as soon as possible. If you attend the annual meeting in person, you may revoke your proxy in person. Attendance at the meeting does not of itself revoke your proxy.
      In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at The Banc Corporation’s principal executive offices at 17 North 20th Street, Birmingham, Alabama, from May 8, 2006 through May 18, 2006, and the list shall be available for inspection at the Annual Meeting by any stockholder who is present.

By Order of the Board of Directors

/s/ Rick D. Gardner
Rick D. Gardner
Secretary
DATED: April      , 2006

INTRODUCTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NUMBER ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
PROPOSAL NUMBER TWO AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION TO “SUPERIOR BANCORP.”
PROPOSAL NUMBER THREE AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
PROPOSAL NUMBER FOUR APPROVAL OF PLAN TO ISSUE SHARES OF COMMON STOCK TO NON-EMPLOYEE DIRECTORS IN LIEU OF DIRECTORS’ FEES
PROPOSAL NUMBER FIVE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING OF STOCKHOLDERS
OTHER BUSINESS
ANNEX A
ANNEX B
ANNEX C

PRELIMINARY COPY
THE BANC CORPORATION
17 North 20th Street
Birmingham, Alabama 35203
PROXY STATEMENT
For 2006 Annual Meeting of Stockholders
To Be Held On May 18, 2006
INTRODUCTION
      We are furnishing this Proxy Statement to the holders of The Banc Corporation common stock, par value $.001 per share, in connection with our solicitation of proxies to be used at the 2005 Annual Meeting of Stockholders to be held on Thursday, May 18, 2006, at 10:00 a.m., Central Daylight Time, at our principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203 (the “Annual Meeting”) and any adjournment thereof. The enclosed proxy is solicited on behalf of our Board of Directors. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about April      , 2006.
Stockholders Entitled to Vote
      Only stockholders of record at the close of business on April 5, 2006, are entitled to receive notice of and to vote at the Annual Meeting. Our only class of voting stock outstanding is our common stock, par value $.001 per share. As of the close of business on April 5, 2006, the number of shares of common stock outstanding and entitled to vote at the Annual Meeting was 20,287,060. Each share of common stock is entitled to one vote on all matters. There are no cumulative voting rights.
Vote Required
      Before any business may be transacted at the Annual Meeting, a quorum must be present. A majority of our outstanding shares of common stock which are entitled to vote at the annual meeting, represented in person or by proxy, shall constitute a quorum for the transaction of business. Assuming a quorum is present,

•	The election of directors requires a plurality of the votes cast.

•	The proposed amendments to our Restated Certificate of Incorporation (Proposals Two and Three) require approval by the holders of a majority of our issued and outstanding shares of common stock.

•	The proposals to approve the director compensation plan and to ratify the appointment of independent auditors must be approved by a majority of the votes cast.
      Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted as votes cast on any matter except with respect to Proposals Two and Three. Since those proposals require the affirmative vote of a majority of all outstanding shares of our common stock, abstentions and broker non-votes will have the same effect as a vote against Proposals Two and Three.
How to Vote Your Shares
      To vote at the Annual Meeting, you may attend the Annual Meeting and vote your shares in person or vote by signing and returning the enclosed proxy card in the envelope provided. Shares of common stock represented by the accompanying proxy card will be voted in accordance with your voting instructions if the proxy card is properly executed and is received by us prior to the time of voting and is not revoked. Where specific choices are not indicated on the proxy card, proxies will be voted in accordance with the recommendations of the Board of Directors.

How to Revoke Your Proxy
      Sending in a signed proxy card will not affect your right to attend the Annual Meeting and vote in person. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	giving written notice to the Secretary of The Banc Corporation that you wish to revoke your proxy,

•	executing and delivering to the Secretary of The Banc Corporation a later-dated proxy, or

•	attending, giving notice and voting in person at the Annual Meeting.
Solicitation
      We will bear the costs of soliciting proxies. We have engaged Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies, for which we will pay a fee of approximately $7,000 plus reimbursement of expenses. Some of our officers and employees (or those of our subsidiaries) may use their personal efforts to make additional requests for the return of proxies by telephone, mail or otherwise and may receive proxies on our behalf. They will receive no additional compensation for making any solicitations. We expect to reimburse brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.
Other Matters
      As of the date of this Proxy Statement, the Board of Directors does not know of any matters, other than those set forth in the foregoing Notice of Annual Meeting of Stockholders, that may be brought before the Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, to the best of our knowledge, certain information regarding our beneficial stock ownership as of April 5, 2006, by: (a) each of our current directors, our Chief Executive Officer and our other current executive officers, (b) all current directors and executive officers as a group, (c) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (d) two former executive officers who would have been among our four most highly compensated executive officers other than the Chief Executive Officer had they been serving as executive officers at December 31, 2005. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by him or her.

			Percentage(1)(2)
	Number of Shares of		Of Common
Name	Common Stock		Stock Owned

C. Stanley Bailey	976,656	(3)	4.65%
Roger Barker	51,750	(4)	*
K. Earl Durden	627,068	(5)	3.08%
Rick D. Gardner	417,184	(6)	2.02%
James C. Gossett	32,800	(7)	*
Thomas E. Jernigan, Jr.	55,002	(8)	*
James Mailon Kent, Jr.	425,002	(9)	2.09%
James M. Link	5,000	(10)	*
Barry Morton	301,300	(11)	1.38%
Robert R. Parrish, Jr.	5,000	(12)	*
C. Marvin Scott	508,983	(13)	2.47%
Michael E. Stephens	270,353	(14)	1.33%
James A. Taylor	1,091,902	(15)	5.28%
James C. White, Sr.	8,000	(16)	*
All executive officers and directors as a group (14 persons)	4,776,000	(17)	21.51%
Tontine Financial Partners, L.P.	1,323,407	(18)	6.52%
55 Railroad Avenue, 3rd Floor
Greenwich, Connecticut 06830
Former Executive Officers:
David R. Carter	163,042	(19)	*
F. Hampton McFadden, Jr.	128,500	(20)	*

*	Less than 1%

(1)	Except as otherwise noted herein, percentage is determined on the basis of 20,287,060 shares of Corporation common stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of common stock subject to currently exercisable options. Unless otherwise indicated, the address of each person is c/o The Banc Corporation, 17 North 20th Street, Birmingham, Alabama 35203.

(2)	Ownership percentage for each named individual is calculated by treating any shares subject to options that are held by the named individual and that are exercisable within the next 60 days as if outstanding, but treating such option shares held by others and treating shares subject to options held by the named individual but not exercisable within 60 days as not outstanding. If ownership of restricted stock is shown, the individual has sole voting power, but no power of disposition.

(3)	Includes 711,970 shares subject to options that are exercisable within 60 days.

(4)	Includes 20,000 shares subject to options that are exercisable within 60 days and 2,500 shares of restricted stock.

(5)	Includes 32,500 shares subject to options that are exercisable within 60 days, 2,500 shares of restricted stock and 205,534 shares held as co-trustee.

(6)	Includes 355,985 shares subject to options that are exercisable within 60 days.

(7)	Includes 32,500 shares subject to options that are exercisable within 60 days.

(8)	Includes 30,000 shares subject to options that are exercisable within 60 days and 5,000 shares of restricted stock.

(9)	Includes 30,000 shares subject to options that are excisable within 60 days and 5,000 shares of restricted stock.

(10)	Includes 5,000 shares subject to options that are exercisable within 60 days.

(11)	Includes 20,000 shares subject to options that are exercisable within 60 days and 2,500 shares of restricted stock.

(12)	Includes 5,000 shares subject to options that are excisable within 60.

(13)	Includes 355,985 shares subject to options that are exercisable within 60 days.

(14)	Includes 20,000 shares subject to options that are excisable within 60 days and 2,500 shares of restricted stock.

(15)	Includes 405,000 shares subject to options that are exercisable within 60 days. Does not include 32,100 shares owned by his wife, of which he disclaims ownership.

(16)	Includes 5,000 shares subject to options that are exercisable within 60 days.

(17)	Includes 2,028,940 shares subject to options that are exercisable within 60 days and 20,000 shares of restricted stock.

(18)	Shares held by Tontine Financial Partners, L.P. Tontine Management, L.L.C. is the general partner of Tontine Financial Partners, L.P. and Tontine Management, L.L.C. Tontine Financial Partners, L.P. and Tontine Management, L.L.C. claim shared power with their principals to vote and to dispose of all shares. Information regarding Tontine Financial Partners, L.P. and Tontine Management, L.L.C. is based on filings made by such entities as of December 31, 2005.

(19)	Includes 130,000 shares subject to options that are exercisable within 60 days.

(20)	Includes 105,000 shares subject to options that are exercisable within 60 days.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS
      Under our Restated Certificate of Incorporation and Bylaws, each member of our Board of Directors stands for election annually. The Board of Directors has recommended the election of the nominees for director identified, to serve for a term expiring at the 2007 Annual Meeting or until their successors are duly elected and qualified, or until their earlier death, resignation or removal.
      The Board of Directors has no reason to believe that any of the persons named will be unable to serve if elected. If any nominee is unable to serve as a director, the enclosed Proxy will be voted for a substitute nominee selected by the Board of Directors. The election of directors requires a plurality of the votes cast by the holders of our common stock. A “plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors.
Nominees for Director
      For each nominee’s beneficial ownership of common stock, see “Security Ownership of Certain Beneficial Owners and Management.” Set forth below is certain additional information regarding each nominee:

Name (1)	Age	Position with The Banc Corporation

C. Stanley Bailey	57	Chief Executive Officer; Director
Roger Barker	58	Director
K. Earl Durden	69	Director
Rick D. Gardner	46	Chief Operating Officer; Director
Thomas E. Jernigan, Jr.	41	Director
James Mailon Kent, Jr.	65	Director
James M. Link	63	Director
Barry Morton	68	Director
Robert R. Parrish, Jr.	51	Director
C. Marvin Scott	56	President; Director
Michael E. Stephens	62	Director
James A. Taylor	64	Director; Chairman of the Board
James C. White, Sr.	58	Director

(1)	Messrs. Barker, Jernigan and White are members of the Audit Committee; Messrs. Durden, Link and Stephens are members of the Compensation Committee; Messrs. Durden, Link and Taylor (ex officio) are members of the Nominating and Corporate Governance Committee.
      C. Stanley Bailey joined The Banc Corporation as Chief Executive Officer and a Director in January 2005. During 2004, he was Chairman and Chief Executive Officer of Silver Acquisition Corp., Overland Park, Kansas. Mr. Bailey was founder, chairman and chief executive officer of Superior Financial Corp., Little Rock, Arkansas, a financial services company, from late 1997 until the sale of the company in late 2003. From 1971 through 1997, he served in various executive management positions with AmSouth Bancorporation, Birmingham, Alabama and Hancock Holding Company, Gulfport, Mississippi, a bank holding company. Subject to his re-election at this Annual Meeting of Stockholders, Mr. Bailey is expected to become Chairman of the Board upon Mr. Taylor’s scheduled retirement on January 24, 2007.
      Roger Barker has been Vice President and Chief Financial Officer of the Buffalo Rock Company, a distributor and bottler of soft drink products, for over five years. He has been a director of The Banc Corporation since December 2003 and began serving as a director of The Bank, the predecessor to Superior Bank, in 1998.

      K. Earl Durden is the Chairman and Chief Executive Officer and a director of Rail Management Corporation, where he has been an officer and director since 1980. Mr. Durden also serves as Chairman and a director of Copper Basin Railway, Inc. He has been a director of The Banc Corporation since December 1998.
      Rick D. Gardner joined The Banc Corporation as Chief Operating Officer in January 2005 and was elected as a director in June 2005. During 2004, he was Chief Operating Officer of Silver Acquisition Corp., Overland Park, Kansas. Mr. Gardner was an officer of Superior Financial Corp. from 1998 through late 2003, serving as Chief Administrative Officer and, previously, as Chief Financial Officer. From 1981 through 1998, he served, first, as an accountant with Grant Thornton and then in various executive management positions with Metmor Financial, Overland Park, Kansas, and First Commercial Mortgage Company, Little Rock, Arkansas.
      Thomas E. Jernigan, Jr. has been the President of Marathon Corporation, a privately held investment management company based in Birmingham, Alabama, for over five years. He has been a director of The Banc Corporation since September 1998.
      James Mailon Kent, Jr. has been the owner of Mailon Kent Insurance Agency in Birmingham, Alabama for over 20 years. He has been a director of The Banc Corporation since September 1998.
      James M. Link, Lieutenant General, U.S. Army (retired), has served as President of Teledyne Brown Engineering, Inc., Huntsville, Alabama, a subsidiary of Teledyne Technologies, Inc., since July 2001, and was elected as a director of The Banc Corporation in June 2005. He previously served as Senior Vice President, Applied Technology Group, of Science Applications International Corporation, Huntsville, Alabama. He completed his military career as Deputy Commanding General, U.S. Army Materiel Command, from 1998 — 2000. Additionally, he is a director of Dewey Electronics Corporation.
      Barry Morton is Chairman and Chief Executive Officer of The Robins & Morton Group, Birmingham, Alabama, one of the largest contractors in the United States. Before becoming Chairman and Chief Executive Officer, he served for 15 years as President of Robins & Morton. He served for more than five years as a director of The Bank, the predecessor to Superior Bank, and was elected as a director of The Banc Corporation in June 2005.
      Robert R. Parrish, Jr. is president and owner of Parrish Group, Inc. of Tallahassee, Florida, a holding company for companies involved in real estate development, construction and sales in the Capitol Region of Florida. Mr. Parrish has served in such capacities for Parrish Group and its predecessors for more than 20 years. Mr. Parrish was appointed as a director in November 2005.
      C. Marvin Scott joined The Banc Corporation as President in January 2005 and was elected as a director in June 2005. During 2004, he was President of Silver Acquisition Corp., Overland Park, Kansas. Mr. Scott served as President and Chief Operating Officer of Superior Financial Corp. from April 1998 through late 2003. From 1971 through 1997, he served in various executive management positions with Crestar, a Richmond, Virginia-based bank holding corporation, AmSouth Bank and Hancock Holding Company. From February 1996 until January 1998, he was Chief Retail Officer and Senior Vice President of Hancock Holding Company, and he was previously Executive Vice President — Consumer Banking at AmSouth Bank.
      Michael E. Stephens has been a private investor for more than five years and is the Chairman and Chief Executive Officer of S Enterprises, Inc., Indian Springs, Alabama. He has been a director of The Banc Corporation since September 1998.
      James A. Taylor has been a private investor since January 2005. He has been Chairman of the Board of The Banc Corporation since its incorporation in 1998 and also served as Chief Executive Officer from 1998 until January 2005 and as President in 1998 and from February 1999 until September 2000. From 1981 through 1998, he served in various executive management positions with Alabama National BanCorporation and its predecessors and Warrior Capital Corporation. Mr. Taylor is also a director of Southern Energy Homes, Inc., a producer of manufactured housing, and Security Engineers, Inc., a provider of private security services. Subject to his re-election at this Annual Meeting of Stockholders, Mr. Taylor is expected to retire as a director and as Chairman of the Board on January 24, 2007, as contemplated by his current agreement with The Banc Corporation.
      James C. White, Sr. has served as Managing Partner of Banks, Finley, White & Co., Certified Public Accountants, Birmingham, Alabama, one of the nation’s largest and oldest minority- owned certified public accounting firms, since the firm’s inception in 1973. He was elected as a director of The Banc Corporation in June 2005, and previously served as a director of The Bank, the predecessor of Superior Bank.
      The Board of Directors unanimously recommends a vote FOR the election of all nominees identified above. The enclosed Proxy will be voted in favor of those nominees unless other instructions are given.
Executive Officers
      The following table sets forth certain information about our current executive officers:

Name	Age	Position

C. Stanley Bailey	57	Chief Executive Officer; Director
Rick D. Gardner	46	Chief Operating Officer; Director
James C. Gossett	43	Chief Accounting Officer
C. Marvin Scott	56	President; Director
      Information concerning Mr. Bailey, Mr. Gardner and Mr. Scott is set forth above under “Nominees for Director”.
      James C. Gossett was named Chief Accounting Officer of The Banc Corporation in July 2005. Previously, he became Controller of The Bank in 1999 and was named Chief Financial Officer of The Bank in 2003. Mr. Gossett is a Certified Public Accountant.
Certain Information Concerning the Board of Directors and its Committees
      The Board of Directors held a total of eight meetings during 2005 and acted by unanimous written consent three times during 2005. During 2005, each of the directors attended at least 75% of the aggregate of (i) the total number of Board of Directors’ meetings and (ii) the total number of meetings held by all Board committees on which he or she served during the period for which he was serving as a director or committee member. The Board of Directors has determined that the following nine directors were “independent directors” under Rule 4200 of the NASDAQ Stock Market Marketplace Rules during 2005: Messrs. Barker, Durden, Jernigan, Kent, Link, Morton, Parrish, Stephens and White. Our non-employee directors periodically meet in executive session without the management directors. While there is no policy requiring their attendance, directors are encouraged to attend the Annual Meeting of Stockholders. Six current members of the Board of Directors attended the 2005 Annual Meeting.
      The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
      Audit Committee. The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements. Among other things, the Audit Committee is responsible for the appointment, retention, compensation and oversight of our independent auditors, reviews significant audit and accounting policies and practices, meets with our independent auditors concerning, among other things, the scope of audits and reports, approves the provision of services by our independent auditors and reviews the performance of overall accounting and financial controls. The Audit Committee currently comprises Messrs. Barker (Chair), Jernigan and White. During 2005, there were eight meetings of the Audit Committee. See “Report of the Audit Committee.”

      Each of the members of the Audit Committee is an independent director, as defined under NASDAQ Rule 4200, and meets the standards required by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Board of Directors has determined that each of Mr. Barker and Mr. White qualifies as an “audit committee financial expert”, under the Rules of the Securities and Exchange Commission. In January 2004, the Board of Directors adopted a revised Audit Committee Charter, a copy of which was attached as Appendix A to the Proxy Statement relating to our 2004 Annual Meeting of Stockholders.
      Compensation Committee. The Compensation Committee is responsible for reviewing the performance of all of our officers and recommending to the Board of Directors annual salary and bonus amounts for them. The Compensation Committee also administers the Third Amended and Restated 1998 Incentive Stock Plan of The Banc Corporation and the Commerce Bank of Alabama Stock Option Plan. The Compensation Committee currently comprises Messrs. Stephens (Chair), Durden and Link, all of whom are independent directors as defined under NASDAQ Rule 4200. During 2005, the Compensation Committee held four meetings. See “Executive Compensation and Other Information — Compensation Committee Report on Executive Compensation.”
      Nominating and Corporate Governance Committee. The Nominating and Corporate Committee recommends to the Board of Directors and evaluates potential candidates to serve as directors of The Banc Corporation. The Nominating and Corporate Governance Committee was established in March 2004 as the Nominating Committee and consists of Messrs. Durden (Chair), Link and Taylor (ex officio; non-voting). Each of the voting members of the Nominating Committee is an independent director, as defined under NASDAQ Rule 4200. Mr. Taylor, who is not an independent director under such definition, acts solely in a non-voting advisory capacity to the Committee. The Nominating and Corporate Governance Committee met twice during 2005.
      The Nominating and Corporate Governance Committee has a written charter, adopted by the Board in March 2004, which was attached as Appendix B to the Proxy Statement relating to our 2004 Annual Meeting of Stockholders. The Committee is charged with developing and recommending criteria to be considered in identifying and evaluating potential candidates to serve as directors of The Banc Corporation as well as establishing policies and procedures for identifying, recruiting, interviewing and recommending to the Board qualified candidates to serve as directors. The Committee is also responsible for developing and recommending to the Board criteria to be used in reviewing and evaluating candidates recommended by shareholders of The Banc Corporation and is responsible for reviewing and evaluating such candidates and making recommendations to the Board.
      In evaluating and recommending director nominees, the Committee does not rely on a fixed set of qualifications, but instead attempts to identify nominees with (i) a broad range of business experience consistent with The Banc Corporation’s strategic focus and its stockholder interest, (ii) the ability to dedicate the time and resources necessary for service on the Board of Directors, and (iii) familiarity with the primary geographic markets served by The Banc Corporation. In addition, the Committee is charged with ensuring that at least a majority of our directors satisfy the director independence requirements imposed by the NASDAQ Marketplace Rules. In evaluating director nominees, including incumbent directors and any nominees recommended by stockholders, the Committee considers a nominee’s business experience and skills, character, judgment, leadership experience, familiarity with community banking issues, knowledge of our geographic markets and relevant issues therein, and such other criteria as the Committee may deem relevant and appropriate based on the composition of the Board of Directors and the strategic goals of The Banc Corporation at the time in question.
      The Committee will consider recommendations for director nominees submitted by stockholders if submitted in accordance with our Bylaws. Our Bylaws provide that nominations for the office of director may be made by stockholders only if written notice of such proposed nominations is delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting at which the election is to be held; provided, however, that in the event that less than 70 days’ notice, or prior public disclosure, of the date of the meeting, is given, or made, to stockholders, then notice by a stockholder, to be timely, must be so delivered or mailed and received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder’s notice shall set forth (a) as to each person the stockholder proposes to nominate for election or re-election as a director (i) the person’s name, age, business address, and residence address, (ii) the person’s principal occupation or employment, (iii) the class and number of shares of the Corporation that the person beneficially owns and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, (ii) the class or series and number of shares of capital stock of The Banc Corporation that are owned beneficially or of record by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such notice, and (v) any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each person proposed to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. Stockholders wishing to recommend potential director nominees should write to the Committee in care of Rick D. Gardner, Secretary, Superior Bancorp., 17 North 20th Street, Birmingham, Alabama 35203.
Stockholder Communications with the Board
      The Board of Directors provides a process for stockholders to send communications to the Board of Directors. Stockholders may send written communications to the Board of Directors addressed to the Board of Directors (or to an individual director), Attention: Secretary, Superior Bancorp., 17 North 20th Street, Birmingham, Alabama 35203. All communications will be compiled by the Secretary and submitted to the Board of Directors or the individual directors.
Director Compensation
      Current Compensation Arrangements. Prior to July 1, 2005, all non-employee directors received $1,500 compensation for each meeting of the board attended and a retainer of $1,500 per quarter for serving as directors. In addition, all non-employee directors who are members of standing or ad hoc committee of the Board of Directors received $100 per committee meeting. Directors are eligible to receive grants of stock options and restricted stock under the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation. Effective July 1, 2005, non-employee directors receive an annual retainer of $10,000, meeting fees of $1,500 per Board meeting, and committee meeting fees of $1,500 per meeting for committee chairs and $1,000 per meeting for committee members, and (subject to the approval of Proposal Four at this Annual Meeting) have the option of receiving such retainer and fees in cash or common stock. All directors except Mr. White have elected to receive their compensation in common stock. See “Proposal Number Four: Approval of Plan to Issue Shares of Common Stock To Non-Employee Directors in lieu of Directors’ Fees.”
      Prior Deferred Compensation Agreements. The following current directors entered into Deferred Compensation Agreements with us originally effective as of September 1, 1999: Messrs. Durden, Jernigan, Kent, Stephens and Taylor. Messrs. Taylor, Kent and Jernigan also entered into Deferred Compensation Agreements with The Bank (now Superior Bank), and Mr. Morton had a Deferred Compensation Agreement with The Bank only. In addition, James Taylor, Jr. and David R. Carter, who were directors during part of 2005, and F. Hampton McFadden, Jr., who was an executive officer during part of 2005, also had such agreements. With the exception of the agreements relating to Mr. Taylor, Mr. Taylor, Jr., Mr. Carter and Mr. McFadden, these agreements provided that we would establish and fund investments in a Deferral

Account for the director as provided in the agreements. Upon termination of a director’s service other than by reason of death or following a change in control, the agreements obligated us to pay the director within 60 days of termination the amount equal to the Deferral Account Balance. The agreements further provided that, if the director were terminated following a change in control, we must pay the director the primary and secondary benefits. The primary benefit is the Deferral Account balance at the end of the plan year immediately preceding the director’s termination of service, which is payable to the director in ten equal annual installments. The secondary benefit is the amount equal to the growth in the Deferral Account and must be paid within 60 days of the end of each plan year. The agreements relating to Mr. Taylor, Mr. Taylor, Jr., Mr. Carter and Mr. McFadden were amended in 2004 to provide for payment of a defined benefit based on then-current projections rather than the variable benefit applicable to the other directors.
      In connection with our agreements relating to the separation of Mr. Taylor, Mr. Taylor, Jr., Mr. Carter and Mr. McFadden from employment as executive officers, they were fully vested in their benefits under their Deferred Compensation Agreements. All of the other affected directors other than Mr. Kent agreed, effective July 31, 2005, to terminate their Deferred Compensation Agreements and accept shares of our common stock having a value equal to their Deferral Account balances in full satisfaction of our obligations under their Deferred Compensation Agreements. Mr. Kent, who is fully vested in his benefits under his Deferred Compensation Agreements, has agreed to the termination of such agreements in exchange for our agreement to fund a new deferred compensation arrangement for him in the amount of $154,547, representing the present value of amounts that would have been paid to him under his Deferred Compensation Agreements. Under this new arrangement, such amount will be deemed to be invested in specified benchmark funds or indices, and Mr. Kent will be entitled to receive benefits based upon the value of his deemed investment account after giving effect to deemed investment gains and losses on the account. Mr. Kent may elect to receive such benefits in five or ten annual installments or in a lump sum beginning in 2011 or 2016, at his election, subject to earlier termination of the arrangement.
Code of Ethics
      We have adopted a code of ethics that applies to all of our employees, including our principal executive, financial and accounting officers. A copy of our code of ethics is available on our website, www.superiorbank.com. We intend to disclose information about any amendments to, or waivers from, our code of ethics that are required to be disclosed under applicable Securities and Exchange Commission regulations by providing appropriate information on our website. If at any time our code of ethics is not available on our website, we will provide a copy of it free of charge upon written request.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish The Banc Corporation with copies of all Section 16(a) forms that they file. Based on a review of the copies of the forms furnished to us, or written representations that no reports on Form 5 were required, we believe that during 2005, all of our officers, directors and greater-than-10% beneficial owners complied with all applicable filing requirements except as set forth in the following paragraphs.
      Owing to the substantial transition in The Banc Corporation’s management and the composition of its Board of Directors during 2005, a number of reports were not timely filed due to administrative error and/or delays in obtaining the required electronic filing identification codes from the SEC. For those reasons, the initial reports of beneficial ownership on Form 3 for Messrs. Link, Morton, White and Gossett were filed late. Also during the course of the year, it was determined that Mr. Barker’s initial report on Form 3, which should have been filed in December 2003, was never filed, and that report was filed in April 2005.

      In addition, we have determined that filings should have been made with respect to certain directors upon the conversion into our common stock of shares of our preferred stock held by such directors. Such conversion was effective as of July 1, 2005, and should have been reported by the following directors: Mr. Durden (125,000 common shares); Mr. Kent (125,000 common shares); and Mr. Stephens (12,500 common shares). Corrected filings are in the process of being made to reflect these preferred stock conversion transactions.
      W.T. Campbell, Jr., a former director, filed a report on Form 5 in February 2005 showing the December 2004 disposition by gift to certain family members of 3,900 shares, of which he retained a beneficial ownership interest in 2,600 shares. Such transactions should have been reported on Form 4. In addition, James R. Andrews, M.D., a former director, filed a late report on Form 4 showing the disposition of 8,500 shares in four open market sale transactions in May 2005.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Certain Other Compensation
      Executive Officer Compensation. The following table presents certain information concerning compensation paid or accrued for services rendered to The Banc Corporation in all capacities during the years ended December 31, 2005, 2004 and 2003, for (a) our Chief Executive Officer and our other most highly compensated executive officers whose total annual salary and bonus in the fiscal year ended December 31, 2005 exceeded $100,000; (b) our former Chief Executive Officer, who ceased to be an executive officer on January 24, 2005; and (c) two other former executive officers who would have been among our most highly compensated executive officers for the year ended December 31, 2005 had they still been serving as executive officers at that date. These executive officers are referred to collectively as the “named executive officers.” With respect to our current executive officers, Messrs. Bailey, Scott and Gardner joined The Banc Corporation in 2005 and Mr. Gossett did not serve as an executive officer prior to 2005. Therefore, information with respect to our current executive officers is presented for 2005 only.
Summary Compensation Table

					Long-Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities
Name and Principal				Other Annual	Stock	Underlying	All Other
Position Held	Year	Salary($)	Bonus($)	Compensation(1)	Awards	Options(#)	Compensation

Current Executive Officers:
C. Stanley Bailey	2005	$369,231	—	$99,130	—	711,970	$2,598	(2)
Chief Executive Officer
C. Marvin Scott	2005	$276,923	—	$38,555	—	355,985	$3,839	(2)
President
Rick D. Gardner	2005	$230,769	—	$13,578	—	355,985	$1,310	(2)
Chief Operating Officer
James C. Gossett	2005	$129,039	$15,000	—	—	5,000	—
Chief Accounting Officer
Former Executive Officers:
James A. Taylor	2005	$38,498	—	$20,090	—	5,000	$7,796,824	(3)
Chief Executive Officer	2004	$500,480	—	$339,664	—	85,000	$158,459	(2)
(through January 24, 2005)	2003	$293,200	$1,292,920	$394,185	—	—	$157,763	(2)
David R. Carter	2005	$316,925	—	$3,595	—	—	$1,253,532	(3)
Executive Vice President,	2004	$292,200	$60,000	$39,937		30,000	$12,608	(2)
Chief Financial Officer	2003	$243,384	$148,700	$21,538		—	$13,959	(2)
(through November 15, 2005)
F. Hampton McFadden, Jr.	2005	$286,339	—	$12,967	—	—	$1,138,811	(3)
Executive Vice President,	2004	$264,000	$50,000	$23,870		25,000	$8,594	(2)
General Counsel and Secretary	2003	$219,885	$79,000	$27,507	—	—	$7,907	(2)
(through September 30, 2005)

(1)	Represents the following expenses paid or reimbursed by The Banc Corporation for current executive officers in 2005: Mr. Bailey — country club expenses of $594; automobile expenses of $8,325; relocation expenses of $83,327; and miscellaneous business expenses of $6,884; Mr. Scott — country club expenses of $2,894; automobile expenses of $13,128; relocation expenses of $15,700; and miscellaneous business expenses of $6,833; and Mr. Gardner — automobile expenses of $6,198 and relocation expenses of $7,380. Represents the following expenses paid or reimbursed by The Banc Corporation to the former executive officers (a) in 2005: Mr. Taylor — country club expenses of $785; automobile expenses of $2,022; housing expenses of $7,283; and medical expenses of $10,000; Mr. Carter — country club expenses of $1,142; automobile expenses of $1,892; and medical expenses of $561; and Mr. McFadden —

country club expenses of $11,200; automobile expenses of $1,650; and medical expenses of $117; (b) in 2004: Mr. Taylor — country club expenses of $10,209; automobile expenses of $24,264; housing expenses of $87,396; medical expenses of $9,900; deferred compensation accrual of $188,320; and other fringe benefits of $19,575; Mr. Carter — country club expenses of $3,800; automobile expenses of $3,551; medical expenses of $960; deferred compensation accrual of $31,715; and other fringe benefits of $871.00; and Mr. McFadden — country club expenses of $10,625; automobile expenses of $2,838; medical expenses of $1,804; and deferred compensation accrual of $8,603; and (c) in 2003: Mr. Taylor — country club expenses of $9,909; automobile expenses of $25,275; housing expenses of $87,396; deferred compensation accrual of $246,741; and other fringe benefits of $14,864; Mr. Carter — country club expenses of $3,000; automobile expenses of $3,338; medical expenses of $2,012; deferred compensation accrual of $12,373; and other fringe benefits of $805; and Mr. McFadden — country club expenses of $18,720; automobile expenses of $2,838; medical expenses of $25; and deferred compensation accrual of $5,924.

(2)	Represents premiums paid on life insurance for the indicated executives.

(3)	Represents separation/contract buy-out payments in 2005 of $7,778,621 to Mr. Taylor, $1,253,532 to Mr. Carter and $1,138,811 to Mr. McFadden. Mr. Taylor’s amount also includes life and disability insurance premium payments of $18,503.

      Option Grants in 2005. The following table contains information concerning grants of stock options to the named executive officers.
Option/ SAR Grants in Last Fiscal Year

						Alternative to
	Individual Grants					(f) and (g):
						Grant Date
	Number of		Percent Of Total			Value
	Securities		Options/SARs
	Underlying		Granted To	Exercise		Grant Date
	Options/SARs		Employees In	Price	Expiration	Present
Name	Granted(#)		Fiscal Year(1)	($/Sh)	Date	Value($)(2)

Current Executive Officers:
C. Stanley Bailey	711,970	(3)	37.19%	$8.17	1/24/2015	$3,268,654
C. Marvin Scott	355,985	(3)	18.59%	$8.17	1/24/2015	$1,634,327
Rick D. Gardner	355,985	(3)	18.59%	$8.17	1/24/2015	$1,634,327
James C. Gossett	5,000		0.26%	$10.68	7/14/2015	$35,475
Former Executive Officers:
James A. Taylor	5,000		.26%	$9.96	4/20/2015	$37,545
David R. Carter	—		—	—	—	—
F. Hampton McFadden, Jr.	—		—	—	—	—

(1)	We granted options to purchase 1,914,437 shares of common stock to our employees and directors during 2005.
(2)	The fair value of the options granted was based upon the Black-Scholes pricing model. The Banc Corporation used the following weighted average assumption for 2005: a risk free interest rate of 4.34%, a volatility factor of .43%, a weighted average life of options of 7.0 years and a dividend yield of 0%.
(3)	Options granted under terms of the employment agreements entered into in connection with the January 2005 management transition.

      Aggregated Option Exercises in 2005 and Option Values at Year End. The following table provides information with respect to options exercised by the named executive officers during 2005 and the number and value of securities underlying unexercised options held by the named executive officers at December 31, 2005.
Aggregated Option/ SAR Exercises in Last Fiscal Year and
Year-End Option/ SAR Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money
			Options/SARs at	Options/SARs at
			Fiscal Year-End	Fiscal Year-End
	Shares	Value	(#)	($)
	Acquired on	Realized	Exercisable/	Exercisable/
Name	Exercise(#)	($)	Unexercisable	Unexercisable(1)

Current Executive Officers:
C. Stanley Bailey	—	—	711,970/—	$2,306,783/—
C. Marvin Scott	—	—	355,985/—	$1,153,391/—
Rick D. Gardner	—	—	355,985/—	$1,153,391/—
James C. Gossett			32,500/—	$362,050/—
Former Executive Officers:
James A. Taylor	—	—	405,000/—	$1,853,000/—
David R. Carter	—	—	130,000/—	$620,150/—
F. Hampton McFadden, Jr.	—	—	105,000/—	$512,600/—

(1)	Values based on year-end closing price of $11.41 per share.
Equity Compensation Plan Information
      The following table summarizes information as of December 31, 2005, relating to our equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted in the future.

			Number of Shares
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders(1)	1,312,000	$7.26	503,795
Equity Compensation Plans not Approved by Security Holders(2)	1,719,946	$8.21	84,048

Total	3,031,946	$7.81	587,843

(1)	Excludes 206,875 shares of restricted stock granted under the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation.
(2)	Includes options covering (a) 1,690,937 shares issued to Messrs. Bailey, Scott and Gardner and two other management employees in connection with their original Employment Agreements, (b) 84,048 shares reserved for issuance to other new management hires, and (c) 29,009 shares authorized and issued under the Commerce Bank of Alabama Stock Option Plan, which we assumed in the merger with Commerce Bank of Alabama in November 1998. We do not intend to grant any additional options under this plan.
      Third Amended and Restated 1998 Stock Incentive Plan. The objectives of the Third Amended and Restated 1998 Stock Incentive Plan of The Banc Corporation are to further our growth and development by

(i) encouraging selected participants who contribute or are expected to contribute materially to our success to obtain shares of our common stock and to encourage them to promote our best interests and (ii) affording us a means of attracting qualified personnel. The plan authorizes the grant of incentive stock options, nonqualified stock options and other awards, including stock appreciation rights, restricted stock and performance shares. The plan covers 2,500,000 shares of our common stock. As of December 31, 2005, the Compensation Committee has granted options to purchase 1,312,000 shares of our common stock which remain outstanding and restricted stock awards covering 162,704 shares of our common stock which remain outstanding. Those shares may be, in whole or in part, authorized but unissued shares or issued shares that we have reacquired.
      Our Compensation Committee, which administers the Third Amended and Restated 1998 Stock Incentive Plan, may grant options or other awards to employees, officers, directors, consultants, agents, independent contractors and other persons who contributed or are expected to contribute materially to our success. The Compensation Committee, subject to the approval of the board of directors and the provisions of the plan, has full power to determine the types of awards to be granted, to select the individuals to whom awards will be granted, to fix the number of shares that each optionee may purchase, to set the terms and conditions of each option, and to determine all other matters relating to the plan.
      The Commerce Bank of Alabama Stock Incentive Compensation Plan. We assumed the Commerce Bank of Alabama Incentive Compensation Plan in our acquisition of Commerce Bank of Alabama on November 6, 1998. This plan authorized the grant of incentive and nonqualified options to purchase common stock of The Banc Corporation. As of December 31, 2005, there were options outstanding under this plan to purchase 29,009 shares of common stock at a price of $6.24 per share. We have not granted and do not intend to grant any additional options under this plan.
Employment Agreements
      C. Stanley Bailey. Mr. Bailey and The Banc Corporation have entered into an Employment Agreement, dated January 24, 2005, under which The Banc Corporation has agreed to employ Mr. Bailey as Chief Executive Officer of The Banc Corporation and Superior Bank for a term originally scheduled to expire January 31, 2008. The Employment Agreement automatically renews for successive one-year extensions on each anniversary of the commencement of the term unless either party gives the other 30 days’ prior written notice of nonrenewal. Under the Employment Agreement, Mr. Bailey is entitled to an initial base salary at the annual rate of $400,000 per year and to an annual target bonus of 50% of his base salary, subject to the achievement of agreed-upon performance goals. Mr. Bailey is also entitled to participate in other bonus or long-term incentive plans applicable to similarly situated executive officers, and to participate in such insurance, medical and other employee benefit plans as may be provided to such executive officers. The Banc Corporation is also required to provide Mr. Bailey with certain other benefits, including a term life insurance policy in the amount of at least $1 million, an automobile and customary automobile-related benefits, and initiation fees, dues and assessments for approved club memberships, and to pay certain relocation expenses. The agreement restricts Mr. Bailey’s ability to engage in various activities competitive with The Banc Corporation’s business for one year after Mr. Bailey ceases to be employed by The Banc Corporation.
      If Mr. Bailey’s employment is terminated other than for Cause (as defined) or as a result of his death or disability, or if Mr. Bailey terminates the agreement as a result of certain adverse changes in his functions, duties or responsibilities or of another material breach by The Banc Corporation of its obligations, Mr. Bailey is entitled to continued compensation at the then-current rate (including bonus compensation) for the then-remaining term of the agreement, provided that Mr. Bailey may elect to receive such payment in a lump sum discounted to present value using a 6% discount rate, and to the continuation of other benefits during such remaining term. If Mr. Bailey’s employment is terminated as a result of his disability, he is entitled to continued compensation at his then-current rate (including bonus compensation) and the continuation of other benefits for one year. If Mr. Bailey’s employment by The Banc Corporation is terminated within two years following a Change in Control (as defined), other than for Cause or as a result of his death, disability or retirement, or if Mr. Bailey terminates such employment following the occurrence of specified events within two years after a Change in Control, Mr. Bailey will be entitled to receive a lump sum payment equal to three times the sum of (i) his then-current base salary plus (ii) the target bonus he would have been entitled to receive, and he will be entitled to receive other benefits specified in the agreement. In addition, he will be entitled to a gross-up payment equal to the amount of any excise taxes imposed upon him as a result of such payments upon termination following a Change in Control.
      The agreement obligates The Banc Corporation to appoint Mr. Bailey to the Board of Directors of The Banc Corporation, and further provides that Mr. Bailey will be appointed as Chairman of the Board of The Banc Corporation at such time, if any, as James A. Taylor ceases to serve as Chairman of the Board.
      C. Marvin Scott and Rick D. Gardner. Mr. Scott and Mr. Gardner have entered into employment agreements with The Banc Corporation and the Bank providing for terms substantially identical to those described above with respect to Mr. Bailey, except that (a) Mr. Scott’s initial annual base salary is $300,000 and Mr. Gardner’s initial annual base salary is $250,000; (b) The Banc Corporation is obligated to provide term life insurance policies to Mr. Scott in the amount of $750,000 and to Mr. Gardner in the amount of $600,000; and (c) each of Mr. Scott and Mr. Gardner was required to be appointed as a director of The Banc Corporation effective on or before December 31, 2005, if then permitted by the NASDAQ Stock Market Marketplace Rules, or, if not so permitted on or before December 31, 2005, then as soon thereafter as is permitted by the NASDAQ Stock Market Marketplace Rules. Both Mr. Scott and Mr. Gardner were elected as directors at the 2005 Annual Meeting of Stockholders and continue to serve in such capacity.
      Stock Option Grants to Messrs. Bailey, Scott and Gardner. Under their respective employment agreements, The Banc Corporation is obligated to grant, and has granted as of January 24, 2005, options to acquire 711,970 shares of common stock to Mr. Bailey, 355,985 shares to Mr. Scott, and 355,985 shares to Mr. Gardner, each at an exercise price of $8.17 per share, the market price on the date of grant. Such options have a ten-year term. Such options were originally scheduled to vest and become exercisable as follows:

•	50% on April 24, 2005;

•	20% on the later of (x) the date on which the average closing price per share of The Banc Corporation common stock over a 15-consecutive-trading-day period (the “Market Value price”) is at least $10 but less than $12, and (y) June 29, 2005 (the “Alternate Vesting Date”);

•	15% on the later of (x) the date on which the Market Value price is at least $12 but less than $14, and (y) the Alternate Vesting Date; and

•	15% on the later of (x) the date on which the Market Value price is at least $14, and (y) the Alternate Vesting Date.

•	To the extent not otherwise vested, on January 24, 2010.
      The initial 70% of such grants vested as provided above. The remaining 30% of such grants were vested effective November 15, 2005, as a result of the determination by the Compensation Committee of the Board of Directors to vest all outstanding but unvested stock option grants in full as of such date. In consideration of such accelerated vesting, Messrs. Bailey, Scott and Gardner agreed to forgo any bonuses for which they would otherwise have been entitled with respect to 2005.
      Change-in-Control Agreement with James C. Gossett. Mr. Gossett, our Chief Accounting Officer, does not have an employment agreement with The Banc Corporation. However, The Banc Corporation and Mr. Gossett are parties to an agreement, dated April 1, 2002, under which Mr. Gossett would be entitled to one year’s compensation (including bonus compensation) and immediate vesting of all unvested amounts under stock incentive or deferred compensation arrangements in the event that Mr. Gossett voluntarily terminates his employment for Good Reason (as defined) within one year after a Change in Control (as defined) of The Banc Corporation.
Prior Employment Agreements with James A. Taylor and James A. Taylor, Jr.
      The Banc Corporation was a party to an Employment Agreement, dated January 1, 2002, with James A. Taylor, formerly Chairman of the Board and Chief Executive Officer of The Banc Corporation, and an Employment Agreement, dated September 19, 2000, with James A. Taylor, Jr., formerly President and Chief

Operating Officer of The Banc Corporation. These agreements are described in The Banc Corporation’s previous filings with the Securities and Exchange Commission, including The Banc Corporation’s Proxy Statement in connection with its 2004 Annual Meeting of Stockholders. Under these agreements, the transactions related to our change in senior management in January 2005, described above, triggered various obligations of The Banc Corporation to Mr. Taylor and Mr. Taylor, Jr. In order to resolve certain issues that arose in the construction of provisions of the agreements and to facilitate the equity investment and management transition described above, Mr. Taylor and Mr. Taylor, Jr. engaged in discussions with a committee of independent directors appointed by The Banc Corporation’s Board of Directors and, after such discussions, entered into new agreements with The Banc Corporation which supersede the obligations of The Banc Corporation under their employment agreements and which provide for payments to Mr. Taylor of a lesser amount over a longer period of time than would have been provided for under his employment agreement. Material terms of the new agreements are described below.
      Agreement with James A. Taylor. The Banc Corporation’s employment agreement with Mr. Taylor entitled him to certain payments based on his current compensation upon the occurrence of specified circumstances, and gave him the option to demand the discounted present value of such payments in a lump sum. The transactions described above would have triggered The Banc Corporation’s obligations to make such payments to Mr. Taylor. On January 24, 2005, The Banc Corporation entered into an agreement with Mr. Taylor providing for certain compensation in lieu of the payments to which he would have been entitled under his employment agreement. Under this new agreement, The Banc Corporation paid to Mr. Taylor $3,940,154.90 on January 24, 2005 and $3,152,123.92 in December 2005, and will pay Mr. Taylor an additional $788,030.98 by January 24, 2007. The agreement also provides for the provision of certain insurance benefits to Mr. Taylor, the transfer of a “key man” life insurance policy to Mr. Taylor, and the maintenance of such policy by The Banc Corporation for five years (with the cost of maintaining such policy included in the above amounts), in each case substantially as required by his employment agreement. The Banc Corporation’s obligation to provide such payments and benefits to Mr. Taylor is absolute and will survive the death or disability of Mr. Taylor.
      The agreement provides for various covenants by Mr. Taylor that were not contained in his employment agreement, including an agreement that Mr. Taylor will not engage in specified activities that are or could be competitive with the business of The Banc Corporation or Superior Bank so long as he is receiving any benefits under the agreement or providing services to The Banc Corporation or Superior Bank, as a director, consultant, employee or otherwise, and an agreement that he would not sell any shares of The Banc Corporation’s common stock or other securities of The Banc Corporation for a year without the prior written consent of The Banc Corporation. The agreement also contains customary covenants by Mr. Taylor concerning noninterference, nonsolicitation and nondisparagement. Mr. Taylor is permitted to be a passive investor (a) owning up to 5% of publicly traded entities which may be competitors of The Banc Corporation or Superior Bank and (b) owning up to 10% of any bank(s) in which James A. Taylor, Jr. acts in an executive capacity, in each case without relinquishing his position as Chairman and a director of The Banc Corporation.
      Under the agreement, Mr. Taylor will continue to serve as non-executive Chairman of the Board of The Banc Corporation through January 2007.
      Agreement with James A. Taylor, Jr. The Banc Corporation’s employment agreement with Mr. Taylor, Jr. entitled him to certain payments based on his current compensation upon the occurrence of specified circumstances, and gave him the option to demand the discounted present value of such payments in a lump sum. The transactions described above would have triggered The Banc Corporation’s obligations to make such payments to Mr. Taylor, Jr. On January 24, 2005, The Banc Corporation entered into an agreement with Mr. Taylor, Jr. pursuant to which The Banc Corporation paid to Mr. Taylor, Jr., $1,382,872.17 on January 24, 2005 in lieu of the payments to which he would have been entitled under his employment agreement. The agreement also provides for the provision of certain insurance benefits to Mr. Taylor, Jr. and for the immediate vesting of his unvested incentive awards and deferred compensation in each case substantially as required by his employment agreement. The Banc Corporation’s obligation to provide such payments and benefits to Mr. Taylor, Jr. is absolute and will survive the death or disability of Mr. Taylor.

      The agreement provides for various covenants by Mr. Taylor, Jr. that were not contained in his employment agreement, including an agreement that Mr. Taylor, Jr. will not engage in specified activities that are or could be competitive with the business of The Banc Corporation or Superior Bank so long as he is receiving any benefits under the agreement or providing services to The Banc Corporation or Superior Bank, as a director, consultant, employee or otherwise, and an agreement that he will not sell any shares of The Banc Corporation’s common stock or other securities of The Banc Corporation for a year without the prior written consent of The Banc Corporation. The agreement also contains customary covenants by Mr. Taylor, Jr. concerning noninterference, nonsolicitation and nondisparagement. Mr. Taylor, Jr. is permitted to be a passive investor owning up to 5% of publicly traded entities which may be competitors of The Banc Corporation or Superior Bank.
      Mr. Taylor, Jr.’s agreement originally provided that he would continue to serve as a director of The Banc Corporation through January 2006, subject to certain limitations. However, Mr. Taylor, Jr. resigned as a director in September 2005 to pursue other business opportunities.
Prior Employment Agreements with David R. Carter and F. Hampton McFadden, Jr.
      We previously had employment agreements with David R. Carter, formerly our Executive Vice President and Chief Financial Officer, and F. Hampton McFadden, Jr., formerly our Executive Vice President, General Counsel and Secretary. These agreements were described in our previous filings with the Securities and Exchange Commission, including our Proxy Statement in connection with our 2005 Annual Meeting of Stockholders. These agreements have been bought out and terminated, and we entered into new agreements with the officers, effective June 30, 2005. The material terms of the new agreements are as set forth below:
      Agreement with David R. Carter. Our subsidiary Superior Bank paid to Mr. Carter, in a lump sum, an amount equal to the discounted present value of three times his annual base salary and other cash compensation, plus a cash amount in satisfaction of the Company’s contractual obligation to provide certain health insurance benefits to him, for a total pre-tax cash payment of approximately $1.25 million. In addition, Mr. Carter was fully vested in stock options and restricted stock previously granted to him and in benefits under his deferred compensation agreement with us, and was entitled to certain other incidental benefits. In exchange for these payments, Mr. Carter released us from all obligations under his previous employment agreement and was restricted from certain activities that might be competitive with our business activities.
      Mr. Carter continued to serve as our Chief Financial Officer through the filing of our Quarterly Report on Form 10-Q for the three months ended September 30, 2005, and served thereafter as a consultant to Superior Bank through January 24, 2006, during which time he received his normal compensation.
      Agreement with F. Hampton McFadden, Jr. Our subsidiary Superior Bank paid to Mr. McFadden, in a lump sum, an amount equal to the discounted present value of three times his annual base salary and other cash compensation, plus a cash amount in satisfaction of the Company’s contractual obligation to provide certain health insurance benefits to him, for a total pre-tax cash payment of approximately $1.10 million. In addition, Mr. McFadden was fully vested in stock options and restricted stock previously granted to him and in benefits under his deferred compensation agreement with us, and was entitled to certain other incidental benefits. In exchange for these payments, Mr. McFadden released us from all obligations under his previous employment agreement and was restricted from certain activities that might be competitive with our business activities.
      Mr. McFadden continued to serve as General Counsel of the Company through September 30, 2005, and served thereafter as an outside legal advisor to Superior Bank through January 24, 2006, during which time he received his normal compensation.
Management Matters
      There are no arrangements or understandings known to us between any of our directors, nominees for director or executive officers and any other person pursuant to which any such person was or is to be nominated or elected as a director or an executive officer except as otherwise disclosed herein. The employment agreements for Mr. Bailey, Mr. Scott and Mr. Gardner provide that they will be nominated to serve as directors of The Banc Corporation. In addition, our agreement with Mr. Taylor provides that he will continue to serve as non-executive Chairman of the Board of The Banc Corporation through January 2007.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee comprises Messrs. Stephens, Durden and Link. None of the members of the Compensation Committee is a former or current officer or employee of The Banc Corporation or any of its subsidiaries.
Certain Transactions and Relationships
      The Banc Corporation and Superior Bank have entered into transactions with certain directors or officers of The Banc Corporation or their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management involve more than normal credit risk or present other unfavorable features.
      Brett Taylor was the vice president of Morris Avenue Management Group, Inc., a wholly-owned subsidiary of The Banc Corporation, until April 30, 2005, for which he received compensation during 2005 of less than $60,000. Mr. Taylor is the son of James A. Taylor, Chairman of the Board.
      The Mailon Kent Insurance Agency received commissions of approximately $180,567 from the sale of insurance to The Banc Corporation during 2005. James Mailon Kent, Jr., a director of the Corporation, is the owner of the Mailon Kent Insurance Agency.
      The Banc Corporation believes that all the foregoing transactions were made on terms and conditions reflective of arms’ length transactions.
      See “Proposal Number One: Election of Directors — Director Compensation  — Prior Deferred Compensation Agreements” with respect to the issuance of stock to some of our current directors in satisfaction of our obligations under terminated Deferred Compensation Agreements with such directors. In addition to the arrangements described in that section, we also paid cash in the amounts of their respective Deferral Account balances (not exceeding $60,000 in any individual case) to various retiring directors of The Banc Corporation and/or The Bank (now Superior Bank) in satisfaction of our obligations under similar Deferred Compensation Agreements with such retiring directors. Further, with respect to one retiring director of The Bank who was fully vested in his deferred compensation benefits, we have agreed with him to fund a new deferred compensation arrangement in the amount of $65,564 on the same terms as described with respect to our agreement with Mr. Kent.
      See “Executive Compensation and Other Information — Prior Employment Agreements with James A. Taylor and James A. Taylor, Jr.” and “— Prior Employment Agreements with David R. Carter and F. Hampton McFadden, Jr.” with respect to certain payments made during 2005 and to be made on or before January 24, 2007 to Mr. Taylor and made during 2005 to Mr. Taylor, Jr., Mr. Carter and Mr. McFadden.

Stockholder Return Comparison (1)
      Below is a line graph comparing the closing price of our common stock, the Nasdaq Composite Index and the Nasdaq Financial Index. The following graph assumes $100 invested in the common stock and in each index.
COMPARISON OF CUMULATIVE TOTAL RETURN
THE BANC CORPORATION, NASDAQ COMPOSITE INDEX
AND NASDAQ FINANCIAL INDEX
DECEMBER 31, 2000 — DECEMBER 31, 2005
Table I — Cumulative Value of $100 Investment

Value of Initial $100 Investment	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

The Banc Corporation	$100.00	$132.38	$147.81	$161.91	$156.77	$217.34
Nasdaq Composite Index	$100.00	$78.95	$54.06	$81.09	$87.83	$89.04
Nasdaq Financial Index	$100.00	$103.35	$99.49	$127.44	$143.18	$143.43
Compensation Committee Report on Executive Compensation (1)

General
      The Compensation Committee is responsible for establishing a compensation plan that will enable The Banc Corporation to compete effectively for the services of qualified officers and key employees, to give those employees appropriate incentive to pursue the maximization of long-term stockholder value and to recognize those employees’ success in achieving both qualitative and quantitative goals for the benefit of The Banc Corporation. The Compensation Committee makes recommendations as to appropriate levels of compensation for specific individuals, as well as compensation and benefit programs for The Banc Corporation as a whole.

Compensation Philosophy and Policies for Executive Officers
      The Compensation Committee believes that executives of The Banc Corporation should be rewarded based upon their success in meeting certain operational goals, improving earnings and generating returns for

      (1) The information under these captions is not “soliciting material” or material “filed” with the SEC, except (a) as otherwise required by the rules of the SEC or (b) as we may specifically so request or specifically incorporate it by reference in a filing with the SEC.

stockholders. The Compensation Committee strives to establish levels of compensation that take these factors into account and provide appropriate recognition for past achievement and incentive for future success. The Compensation Committee recognizes that the market for executives with expertise and experience in the banking industry is highly competitive. In order to attract and retain qualified executives, the Compensation Committee believes that The Banc Corporation must offer compensation at competitive levels. In addition, the Compensation Committee believes that The Banc Corporation’s stock incentive plans offer its executives meaningful equity participation in The Banc Corporation’s common stock. The Compensation Committee feels that the mix of cash compensation and equity participation will be effective in stimulating The Banc Corporation’s executives to meet both long-term and short-term goals.
      The Banc Corporation’s compensation program has two basic components: (i) base salary and (ii) cash and equity-based incentive compensation.
      Base Salary: The Banc Corporation feels that it has been successful in attracting and retaining key executives. The Banc Corporation believes that its compensation package has been and will continue to be instrumental in its success. The Compensation Committee endeavors to establish base salary levels for key executives that are consistent with those provided for similarly situated executives of other publicly held financial institutions of similar size and in similar geographic markets, taking into account each executive’s areas and level of responsibility. While the Compensation Committee reviews selected information concerning such comparable financial institutions as part of its analysis, The Banc Corporation does not maintain a formal record of where its compensation stands with respect to other publicly held financial institutions, nor does it set fixed targets for where its compensation stands in comparison thereto.
      Incentive Compensation: The Compensation Committee also recommends cash incentive compensation for executives, based upon each executive’s success in meeting qualitative and quantitative performance goals established by the Board of Directors and each executive’s superiors. Bonus determinations are made on a case-by-case basis, and there is no fixed relationship between any particular performance factor and the amount of a given executive’s bonus. The Compensation Committee also believes that exceptional performance by an executive related to specific projects or goals set by the Board of Directors and senior management should be rewarded with special cash bonuses that are awarded from time to time as circumstances indicate. The Compensation Committee believes that this approach is more favorable to The Banc Corporation and provides more effective incentives than determining bonuses on the basis of a formulary approach.
      For 2005, the Compensation Committee approved a Management Incentive Plan, which is intended to recognize and reward senior officers of The Banc Corporation and its subsidiaries and affiliates (“Participants”) who have contributed to the enhancement of stockholder value through the achievement of corporate and personal performance goals during each plan year.
      Under the terms of the 2005 Management Incentive Plan, Participants will be recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors, with Participants being notified by February 15 of each plan year of their eligibility to participate in the Plan for such year. For each such year, the Compensation Committee will establish a threshold level of corporate financial and operational performance, and achievement of such thresholds is a prerequisite for any award payments with respect to such year. Participants will jointly establish with their respective supervisors individual performance goals for each such year. Participants will be assigned to specific potential award levels ranging from 15% to 50% of their respective base salaries, and will be eligible to earn up to 125% of their potential award levels depending upon corporate performance. Awards will be made in a lump sum distribution by March 15 of the year following the plan year. The Compensation Committee has discretion to increase the earned award payment or award a discretionary payment in lieu of the award payment. The Compensation Committee has adopted a substantially similar plan for 2006.
      In addition to cash incentive compensation, The Banc Corporation utilizes equity-based compensation in the form of stock options and other awards to encourage its executives to meet operational goals and maximize long-term stockholder value. Because the value of stock options granted to an executive is directly related to The Banc Corporation’s success in enhancing its market value over time, the Compensation Committee believes that its stock option programs are effective in aligning the interests of management and stockholders.

      The Compensation Committee determines stock option grants and other awards valued in whole or in part by reference to or otherwise based on the value of The Banc Corporation’s common stock. Under The Banc Corporation’s incentive compensation plans, specific grants are determined taking into account an executive’s current responsibilities and historical performance, as well as the executive’s contribution to The Banc Corporation’s results of operations. Awards are also used to provide an incentive to newly-promoted officers at the time that they are asked to assume greater responsibilities. In evaluating award grants, the Compensation Committee considers prior grants and shares currently held, as well as the recipient’s success in meeting operational goals and the recipient’s level of responsibility. However, no fixed formula is utilized to determine particular grants. The Compensation Committee believes that the opportunity to acquire a significant equity interest in The Banc Corporation will be a strong motivation for the executives to pursue the long-term interests of The Banc Corporation and will promote longevity and retention of key executives. Information relating to stock options granted to the Chief Executive Officer and the four other most highly-compensated executive officers of The Banc Corporation is set forth under “Executive Compensation and Other Information” in this Proxy Statement.
      The Omnibus Budget Reconciliation Act of 1993 contains a provision under which a publicly traded corporation is sometimes precluded from taking a federal income tax deduction for compensation in excess of $1,000,000 that is paid to the chief executive officer and the four other most highly-compensated executives of a corporation during its tax year. Compensation in excess of $1,000,000 continues to be deductible if that compensation is “performance based” within the meaning of that term under Section 162(m) of the Internal Revenue Code. The Compensation Committee is aware of the potential effects of the Code. The Committee has chosen not to distort its methodology and application of the factors it believes pertinent so as to ensure that all executive compensation is deductible under Section 162(m). While the Compensation Committee intends that The Banc Corporation’s compensation plans will meet, to the extent practical, the prerequisites for deductibility under Section 162(m), if it develops that a portion of the compensation of one or more executive officers is not deductible under Section 162(m), then the Compensation Committee expects that The Banc Corporation would honor its obligations to the executive officers under the compensation arrangements approved by the Compensation Committee.
      The Compensation Committee will continue to review and evaluate compensation programs at least annually. When and where appropriate, the Compensation Committee will consult with independent compensation consultants, legal advisors and The Banc Corporation’s independent auditors with respect to the proper design of the program toward achieving The Banc Corporation’s objectives.
      Chief Executive Officer Compensation: The Compensation Committee determines our chief executive officer’s equity-based compensation and reports to the Board of Directors on other compensation arrangements with the chief executive officer. In addition, the Compensation Committee recommends to the Board of Directors the level of non-equity incentive compensation that is appropriate for the chief executive officer with respect to each fiscal year of The Banc Corporation. In making such recommendation, the Compensation Committee takes into account The Banc Corporation’s performance in the marketplace, its success in meeting strategic goals and its success in meeting monthly and annual performance goals established by the Board of Directors. Again, ultimate compensation decisions are not made in a formulary manner, but in a manner which takes into account The Banc Corporation’s competitive position, its position in the financial markets and its ability to achieve its performance goals. The Compensation Committee believes that it is important to ensure that, if The Banc Corporation’s chief executive officer is successful in leading The Banc Corporation to achieve the goals set by the Board of Directors, his compensation will be at a level commensurate with that of chief executive officers of similarly-situated publicly held financial institutions.
      C. Stanley Bailey has served as Chief Executive Officer of The Banc Corporation since January 24, 2005. In connection with the establishment of Mr. Bailey’s employment agreement, described elsewhere in this Proxy Statement, the Compensation Committee took into account the recommendations of a special committee of independent directors (consisting of Messrs. Stephens, Kent and Barker) charged by the Board of Directors with reviewing and negotiating the proposed arrangements with Mr. Bailey, and consulted extensively with BrinTech, an independent compensation consultant. The Compensation Committee believes that the terms of Mr. Bailey’s employment agreement provide appropriate incentive for Mr. Bailey to take appropriate steps to enhance stockholder value and are consistent with the goals and policies outlined above.

Conclusion
      The Compensation Committee believes that the compensation of The Banc Corporation’s executives during 2005 was appropriate. It is the intent of the Compensation Committee to ensure that The Banc Corporation’s compensation programs continue to motivate its executives and reward them for being responsive to the long-term interests of The Banc Corporation and its stockholders. The Compensation Committee will continue to review and evaluate compensation programs at least annually.
      The foregoing report is submitted by the following directors of The Banc Corporation, comprising all of the members of the Compensation Committee of the Board of Directors as of December 31, 2005.

K. Earl Durden
James M. Link
Michael E. Stephens, Chairman

PROPOSAL NUMBER TWO
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
TO CHANGE THE NAME OF THE CORPORATION TO
“SUPERIOR BANCORP.”
      On October 20, 2005, our Board of Directors approved an amendment to Article I of our Restated Certificate of Incorporation to change the name of The Banc Corporation to “Superior Bancorp.” Such approval by the Board is subject to the approval of such amendment by the holders of a majority of the outstanding shares of our common stock. A copy of the proposed Amendment is attached to this Proxy Statement as Annex A.
Change of Corporate Name
      Effective November 1, 2005, our principal subsidiary, which had previously operated as an Alabama state-chartered bank known as “The Bank”, became a federally chartered thrift institution under regulation by the federal Office of Thrift Supervision. Beginning in January 2006, we began operating our subsidiary under the name “Superior Bank”. Our Board of Directors believes that our brand identity and marketing efforts will be enhanced by changing our corporate name to “Superior Bancorp.”, thereby more closely associating the name of the parent company with that used by our principal subsidiary and providing greater brand recognition in our markets. This change in corporate name will have no affect on any rights of our stockholders, and outstanding stock certificates will continue to be valid.
      Subject to approval by our stockholders at the Annual Meeting, we expect to file an amendment to our Restated Certificate of Incorporation to reflect the name change as soon as practicable after the Annual Meeting. At or shortly after the effective date of the name change, we expect that our Nasdaq trading symbol will change to “SUPR”.
Recommendation of the Board of Directors
      The Board of Directors unanimously recommends that stockholders vote FOR the adoption of the amendment to the Restated Certificate of Incorporation to change our corporate name to “Superior Bancorp.” The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will be necessary for the approval of such amendment.
PROPOSAL NUMBER THREE
AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK
      By unanimous written consent dated March 31, 2006, our Board of Directors approved an amendment to Article IV, Section 4.1 of our Restated Certificate of Incorporation to increase the number of authorized shares of common stock of The Banc Corporation from 35 million to 50 million. Such approval by the Board is subject to the approval of such amendment by the holders of a majority of the outstanding shares of our common stock. A copy of the proposed amendment is attached to this Proxy Statement as Annex B.
Increase in Authorized Common Stock
      The Board of Directors recommends that the stockholders approve the proposed amendment because it considers such amendment to be in the best long-term and short-term interests of The Banc Corporation, its stockholders and its other constituencies. The proposed increase in the number of authorized shares of common stock will ensure that a sufficient number of shares will be available, if needed, for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, stock splits, stock dividends, stock incentive plans, acquisitions and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a special stockholders’ meeting (except as may be required by applicable law or regulatory authorities or by the rules of the Nasdaq National Market) will be beneficial to The Banc Corporation by providing it with the flexibility to consider and respond to future business opportunities and needs as they arise. The availability of such additional shares will also enable us to act promptly when the Board of Directors determines that the issuance of additional shares of common stock is advisable. It is possible that shares of common stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares currently outstanding.
      Except for (i) issuance of shares upon exercise of currently outstanding stock options or in connection with future options or awards under our Third Amended and Restated 1998 Stock Incentive Plan, (ii) issuance of shares in satisfaction of directors’ compensation obligations, and (iii) issuance of approximately                      shares in connection with the consummation of our pending merger with Kensington Bankshares, Inc., which we announced in March 2006, we do not have any immediate plans, agreements, arrangements, commitments or understandings with respect to the issuance of any additional shares of our common stock, including those which would be authorized upon approval of the proposed amendment.
      Under our Restated Certificate of Incorporation, we currently have authority to issue 35 million shares of common stock, par value $.001 per share, of which 20,287,060 shares were issued and outstanding as of April 5, 2006. In addition, as of such date, approximately (a) 1,815,795 shares were reserved for issuance under our Third Amended and Restated 1998 Stock Incentive Plan, under which options to purchase a total of 1,312,000 shares were outstanding, (b) 1,803,994 shares were reserved for issuance under other stock options granted, assumed or reserved for future grants, (c) 100,000 shares were reserved for issuance in lieu of cash compensation to non-employee directors, and (d) approximately 6,228,000 shares (subject to adjustment based upon the trading price of our common stock at the time of consummation) were expected to be issued in connection with the consummation of our proposed merger with Kensington Bankshares, Inc. After giving effect to such reserved shares, approximately 4,765,151 shares were available for issuance on such date.
      There are no preemptive rights with respect to our common stock.
Recommendation of the Board of Directors
      The Board of Directors unanimously recommends that stockholders vote FOR the adoption of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 35 million to 50 million. The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will be necessary for the approval of such amendment.
PROPOSAL NUMBER FOUR
APPROVAL OF PLAN TO ISSUE SHARES OF COMMON STOCK
TO NON-EMPLOYEE DIRECTORS IN LIEU OF
DIRECTORS’ FEES
Introduction
      In April 2005, our Board of Directors, acting upon the recommendation of our Compensation Committee, modified our directors’ compensation policies effective July 1, 2005, to provide that non-employee directors would receive an annual retainer of $10,000 (paid in equal quarterly installments), meeting fees of $1,000 per Board meeting attended, and committee meeting fees of $1,500 per meeting for committee chairs and $1,000 per meeting for other committee members. (These fees are inclusive of all meetings of the Board of Directors of The Banc Corporation and the Board of Directors of Superior Bank, so that only one such fee is payable when meetings of both the parent and subsidiary boards occur on the same day, as is our customary practice.) At the same time, our Board of Directors, acting upon the recommendation of our Compensation Committee, approved a plan to allow non-employee directors to receive some or all of their directors’ fees in shares of our common stock (the “Non-Employee Directors Stock Plan”). This plan requires the approval of our stockholders at the Annual Meeting.

      The Board of Directors believes that this plan will more closely align the interests of our non-employee directors and our stockholders by providing our non-employee directors with additional incentive to enhance our stockholder value. The material details of the plan are described below.
Plan Summary
      Under the Non-Employee Directors Stock Plan, non-employee directors have three options with respect to receipt of their directors’ compensation:

•	They may elect to take their annual retainer and all Board and committee fees in cash;

•	They may elect to take their annual retainer and Board meeting fees in Banc Corporation common stock and continue to receive committee fees in cash; or

•	They may elect to take all director compensation (annual retainer, Board meeting fees and committee fees) in Banc Corporation common stock.
      Non-employee directors are required to make an election with respect to their form of compensation each year as of the date of the Annual Meeting of Stockholders in that year, and such election is binding until the next Annual Meeting of Stockholders. Any shares of stock issued in lieu of meeting fees are valued at the closing price per share of our common stock as reported on the NASDAQ National Market System on the day on which the applicable Board or committee meeting occurs, and any shares of stock issued in lieu of the annual retainer are valued at the closing price per share reported on the last trading day of the quarter preceding the quarter for which payment is made (thus, for example, for the quarter beginning April 1 in any year, the stock payable in lieu of that quarter’s installment of the annual retainer is valued as of the last trading day in March).
      The issuance of shares under the Non-Employee Directors Stock Plan for the period beginning July 1, 2005 and ending on the date of the 2006 Annual Meeting of Stockholders is subject to approval by the stockholders at the 2006 Annual Meeting. If this proposal is not approved, all directors who have elected to receive stock will instead be paid cash for all applicable Board and committee meetings from July 1, 2005 through the date of this Annual Meeting.
      There is no written plan document governing the Non-Employee Directors Stock Plan. A summary of the plan based on the minutes of the applicable meetings of the Board of Directors and its Compensation Committee, is attached hereto as Annex C.
      Solely for purposes of registering the shares to be issued under the Non-Employee Directors Stock Plan, the Board of Directors has initially reserved 100,000 shares of common stock for issuance to non-employee directors in lieu of directors’ fees. At such time, if any, as such reserve is inadequate for reasonably anticipated issuances during the next fiscal year, the Board of Directors may reserve additional shares for issuance in lieu of non-employee directors’ fees on the same terms as outlined above. Your vote to approve the plan constitutes your approval of the establishment of such additional reserves as determined by the Board of Directors to be necessary.
New Plan Benefits
      For the period beginning July 1, 2005 and ending on the date of the 2006 Annual Meeting of Stockholders, all of our non-employee directors except Mr. White (who elected to receive his directors’ compensation in cash) have elected to receive all of their directors’ compensation, including committee fees, in stock. With respect to those non-employee directors, the following table illustrates the amount of cash directors’ fees foregone and the number of shares of stock reserved for issuance to such non-employee directors through April 4, 2006 if the plan is approved. Additional shares will be reserved for issuance for Board and committee meetings between April 4, 2006 and the date of the Annual Meeting according to the methodology described above. If the plan is approved, all such shares will be issued as soon as practicable following the Annual Meeting, and an indeterminate number of shares will be issued in future periods to those directors electing to receive stock. If the plan is not approved, none of such shares will be issued, and all directors will receive accrued fees in cash.

	Dollar Value of
Name	Forgone Fees	Shares to be Issued

Roger Barker	$24,000	2,169
K. Earl Durden	19,500	1,768
Thomas E. Jernigan, Jr.	21,500	1,947
James Mailon Kent, Jr.	19,000	1,718
James M. Link	20,500	1,855
Barry Morton	21,000	1,895
Robert R. Parrish, Jr.	6,000	528
Michael E. Stephens	16,500	1,503
James A. Taylor	14,500	1,314
Federal Income Tax Consequences
      In general, non-employee directors who elect to receive shares of our common stock in lieu of cash directors’ fees will incur ordinary taxable income in an amount equal to the fair market value of the shares at the time of issuance, and we will be entitled to a deduction for compensation expense in a like amount. If and at such time as a director sells such shares, the director will incur a long-term or short-term capital gain or loss, depending on the time of the sale and the price received by the director. Such sales will have no tax effect on us.
Recommendation of the Board of Directors
      The board of directors unanimously recommends that the stockholders vote FOR the non-employee directors’ stock plan, as outlined above.

PROPOSAL NUMBER FIVE
RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS
      Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has re-appointed Carr, Riggs & Ingram, LLC, Montgomery, Alabama, as independent auditors to audit The Banc Corporation’s financial statements for the current fiscal year. Management expects representatives of Carr, Riggs & Ingram, LLC to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
      The Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Carr Riggs & Ingram, LLC as independent auditors for the current fiscal year.
Change in Independent Auditors
      As disclosed in June 2004, after discussion between the Audit Committee of our Board of Directors and representatives of Ernst & Young LLP, which previously served as the independent auditors for The Banc Corporation, the Audit Committee and Ernst & Young LLP reached a mutual decision that Ernst & Young LLP would not stand for re-election to audit our financial statements for the fiscal year ending December 31, 2004.
      For the fiscal years ended December 31, 2003 and 2002, Ernst & Young LLP’s reports on our financial statements did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the fiscal years ended December 31, 2003 and 2002 and through June 14, 2004, (1) there were no disagreements between The Banc Corporation and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report, and (2) there were no “reportable events”, as defined in Item 304(a)(1) (v) of the Securities and Exchange Commission’s Regulation S-K, except that, as described below, certain matters relating to our internal controls as they existed during the fiscal year ended December 31, 2002 were identified that we and Ernst & Young LLP treated as material weaknesses in internal controls for such year, as more fully described in Item 14 of our Annual Report on Form 10-K for such year. No material weaknesses were identified for the fiscal year ended December 31, 2003, the last fiscal year with respect to which Ernst & Young served as our independent auditors.
      The matters relating to our internal controls as they existed during the fiscal year ended December 31, 2002 that we and Ernst & Young LLP treated as material weaknesses for such year related to the following areas:

1. Internal controls governing loan approval and loan officers’ ability to originate loans in excess of authorized lending limits;

2. Internal controls governing monitoring of loan risk ratings by loan officers and a lack of timely review of the loan portfolio by our independent loan review function; and

3. Internal controls relating to the monitoring of past due loans to ensure all loans over 90 days delinquent are appropriately considered for nonaccrual status.
      Prior to the discovery of the Bristol, Florida bank group situation described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which ultimately caused us to restate our financial statements for the second and third quarters of 2002, we were in the process of enhancing our internal control for financial reporting.
      In July 2002, we established a Loan Administration Services department. We hired an experienced loan administration officer as the head of that department and staffed the department with both current employees and new hires with specific expertise in loan administration services. During 2003, we expanded that department as we broadened its responsibilities and completed the centralization of all loan files in order to provide an enhanced degree of centralized supervision, monitoring and accountability. We also added a new software program that interfaces automatically with loan review data and our loan platform and tracks exceptions with the loan portfolio. This software provides for regular and frequent follow-up tracking during the term of the loan. Our Loan Administration Services Department reviews all Loan Approval Forms on each new loan to identify any loans that may be over a loan officer’s lending limits.
      In addition, throughout our banking operations we reduced the size of loans that could be authorized by individuals, as well as reducing the number of individuals with loan authority. We named regional credit officers who are accountable for loans in each of our operating regions. Further, during the first half of 2003, we increased our loan review staff. During the third quarter of 2003, we engaged an independent loan review firm, Credit Risk Management, LLC (“CRM”), which provides independent loan reviews and other loan review services throughout the Southeast. CRM reviewed approximately $290 million in commercial loans that had not previously been reviewed during 2003. The combined coverage of our loan portfolio from internal loan reviews and the CRM review in the first three quarters of 2003 was 71%, including 90% of the loans in the Bristol portfolio. We have subsequently contracted with CRM to conduct ongoing supplemental loan reviews on our behalf, which reviews have largely superseded the peer review process and serve as a complement to our internal loan review function.
      Management and loan review personnel meet at least monthly to review loan risk rating downgrades and upgrades recommended by loan officers, as well as charge-off and non-accrual recommendations. We have undertaken other regular monitoring and review activities to identify loans that appear reasonably likely to become past due and to review proposed actions to be taken with respect to all credits rated 5 (“special mention”) or worse, indicating that the credits represent a higher risk to us. We believe these above-described actions remediated the material weaknesses. As noted above, no material weaknesses were identified as of December 31, 2003.
      Ernst & Young LLP has furnished us with a letter addressed to the SEC in which Ernst & Young LLP states that it agrees with the statements in the first three paragraphs above (including the numbered subsections of the third paragraph) and with the statements in this paragraph. We filed this letter as an exhibit to our Current Report on Form 8-K dated June 14, 2004, as amended.
      Effective June 14, 2004, our Audit Committee engaged Carr Riggs & Ingram, LLC to serve as our independent accountants. During the fiscal years ended December 31, 2003 and 2002 and through June 14, 2004, The Banc Corporation did not consult Carr Riggs & Ingram, LLC regarding either:

(i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Carr Riggs & Ingram, LLC concluded was an important factor considered by The Banc Corporation in reaching a decision as to the accounting, auditing or financial reporting issue; or

(ii) Any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).
Audit Fees
      The aggregate fees (including reimbursable expenses) of Carr, Riggs & Ingram for professional services rendered for the audit of The Banc Corporation’s financial statements for the fiscal years ended December 31, 2004 and 2005 and for the reviews of the financial statements for The Banc Corporation’s Quarterly Reports on Form 10-Q and statutory audits for the fiscal years ended December 31, 2004 and 2005 were $489,448 and $435,047, respectively.

Audit Related Fees
      The aggregate “audit related fees” (including reimbursable expenses) of Carr, Riggs & Ingram for the fiscal years ended December 31, 2004 and 2005 were $30,000 and $30,000, respectively. Audit related fees primarily consist of fees relating to benefit plan audits.
Tax Fees
      The aggregate tax fees paid to Carr, Riggs & Ingram were $0 for each of the fiscal years ended December 31, 2004 and 2005.
All Other Fees
      The aggregate fees billed by Carr, Riggs & Ingram for all other services rendered to The Banc Corporation, other than services described above, were $0 for each of the fiscal years ended December 31, 2004 and 2005.
Pre-Approval Policies
      The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other services. The Audit Committee pre-approved all of the services for the audit fees described above. The Audit Committee regularly monitors the services provided by the independent auditors for both audit and non-audit services. None of the services described above were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.
      The Audit Committee has considered whether the provision of the services covered above is compatible with maintaining Carr, Riggs & Ingram’s independence and has concluded that it is.
REPORT OF THE AUDIT COMMITTEE (1)
      The members of the Audit Committee are “independent directors”, as defined under NASDAQ Rule 4200, and meet the standards required by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Audit Committee oversees The Banc Corporation’s financial reporting process and internal controls on behalf of the Board of Directors and is responsible for the appointment, retention, oversight and compensation of the corporation’s independent auditors and the approval of services they perform. Management has the primary responsibility for establishing and maintaining systems of internal controls and for the preparation of the financial statements and other financial information included in The Banc Corporation’s Annual Report. In fulfilling its oversight responsibilities, the Audit Committee reviewed the consolidated financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles, generally accepted in the United States, their judgments as to the quality, not just the acceptability, of The Banc Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee has discussed with the independent auditors their independence from management and The Banc Corporation, including the matters in the written disclosures required by the Independence Standards Board.

      (1) The information under this caption is not “soliciting material” or material “filed” with the SEC, except (a) as otherwise required by the rules of the SEC or (b) as we may specifically so request or specifically incorporate it by reference in a filing with the SEC.

      The Audit Committee discussed with The Banc Corporation’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of The Banc Corporation’s internal controls, and the overall quality of The Banc Corporation’s financial reporting.
      Based on the Audit Committee’s discussions with management and the independent auditors, as described above, and upon its review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board of Directors that The Banc Corporation’s audited consolidated financial statements be included in the annual report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC.
      The Audit Committee also selected Carr Riggs & Ingram, LLC, subject to stockholder ratification, to be employed as The Banc Corporation’s independent auditors to perform the annual audit and to report on, as may be required, the consolidated financial statements which may be filed by The Banc Corporation with the SEC during the ensuing year.
      The foregoing report is submitted by the following directors of The Banc Corporation, comprising all of the members of the Audit Committee of the Board of Directors as of December 31, 2005.
Roger Barker, Chairman
Thomas E. Jernigan, Jr.
James C. White, Sr.
STOCKHOLDER PROPOSALS FOR
NEXT ANNUAL MEETING OF STOCKHOLDERS
      Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2007 annual meeting of stockholders must be received by us no later than the close of business on December 19, 2006. You may also submit a proposal for presentation at the annual meeting of stockholders to be held in 2007, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal is not received by us by the close of business on March 15, 2007, then we will not address the proposal in our proxy statement relating to that meeting, and all proxies solicited and received by the Board of Directors will be deemed to have confirmed discretionary authority to vote on any such proposal. Any proposals should be sent to:
Superior Bancorp.
17 North 20th Street
Birmingham, Alabama 35203
Attention: Rick D. Gardner, Secretary

OTHER BUSINESS
      As of the date of this Proxy Statement, the Board of Directors does not know of any business which will be presented for consideration at the Annual Meeting other than that specified herein and in the Notice of Annual Meeting of Stockholders, but if other matters are presented, it is the intention of the persons designated as proxies to vote in accordance with their judgments on such matters.
      Please SIGN, DATE and RETURN the enclosed Proxy promptly.

By Order of the Board of Directors,

/s/ Rick D. Gardner
Rick D. Gardner
Secretary
Birmingham, Alabama
April      , 2006

ANNEX A
PROPOSED AMENDMENT TO ARTICLE I OF THE RESTATED CERTIFICATE OF
INCORPORATION OF THE BANC CORPORATION, AS APPROVED BY THE
BOARD OF DIRECTORS ON OCTOBER 20, 2005
      RESOLVED, that, subject to the approval by the affirmative vote of the holders of a majority of the issued and outstanding common stock of the Corporation at the 2006 Annual Meeting of Stockholders of the Corporation, Article I of the Restated Certificate of Incorporation of the Corporation shall be and read as follows:
ARTICLE I
      The name of the Corporation is Superior Bancorp.

A-1

ANNEX B
PROPOSED AMENDMENT TO ARTICLE IV, SECTION 4.1 OF THE RESTATED
CERTIFICATE OF INCORPORATION OF THE BANC CORPORATION, AS
APPROVED BY THE BOARD OF DIRECTORS AS OF MARCH 31, 2006
      RESOLVED, that, subject to the approval by the affirmative vote of the holders of a majority of the issued and outstanding common stock of the Corporation at the 2006 Annual Meeting of Stockholders of the Corporation, the first paragraph of Article IV, Section 4.1 of the Restated Certificate of Incorporation of the Corporation shall be and read as follows:
      Section 4.1     Authorization of Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifty-Five Million (55,000,000) shares, comprising Fifty Million (50,000,000) shares of Common Stock, with a par value of $.001 per share, and Five Million (5,000,000) shares of Preferred Stock, with a par value of $.001 per share, as the Board of Directors may decide to issue pursuant to Section 4.3, which constitutes a total authorized capital of all classes of capital stock of Fifty-Five Thousand Dollars ($55,000.00).

B-1

ANNEX C
SUMMARY DESCRIPTION OF NON-EMPLOYEE DIRECTORS STOCK PLAN
      Non-employee Directors of The Banc Corporation and Superior Bank are entitled to receive an annual retainer of $10,000 (paid in equal quarterly installments), meeting fees of $1,000 per Board meeting attended, and committee meeting fees of $1,500 per meeting for committee chairs and $1,000 per meeting for other committee members. (These fees are inclusive of all meetings of the Board of Directors of The Banc Corporation and the Board of Directors of Superior Bank, so that only one such fee is payable when meetings of both the parent and subsidiary boards occur on the same day, as is our customary practice.) Non-employee directors may elect to receive some or all of their directors’ fees in shares of our common stock under this plan (the “Non-Employee Directors Stock Plan”).
      Under the Non-Employee Directors Stock Plan, non-employee directors have three options with respect to receipt of their directors’ compensation:

•	They may elect to take their annual retainer and all Board and committee fees in cash;

•	They may elect to take their annual retainer and Board meeting fees in Banc Corporation common stock and continue to receive committee fees in cash; or

•	They may elect to take all director compensation (annual retainer, Board meeting fees and committee fees) in Banc Corporation common stock.
      Non-employee directors are required to make an election with respect to their form of compensation each year as of the date of the Annual Meeting of Stockholders in that year, and such election is binding until the next Annual Meeting of Stockholders. Any shares of stock issued in lieu of meeting fees are valued at the closing price per share of Banc Corporation common stock as reported on the NASDAQ National Market System on the day on which the applicable Board or committee meeting occurs, and any shares of stock issued in lieu of the annual retainer are valued at the closing price per share reported on the last trading day of the quarter preceding the quarter for which payment is made.

C-1

PRELIMINARY COPY

PROXY	THE BANC CORPORATION	PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE BANC CORPORATION
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2006
       The undersigned hereby appoints C. Stanley Bailey and C. Marvin Scott, either one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys-in-fact and Proxies of the undersigned to vote all shares of common stock of The Banc Corporation which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders to be held at 10:00 a.m. Central Daylight Time on Thursday, May 18, 2006, at the Corporation’s principal executive offices at 17 North 20th Street, Birmingham, Alabama 35203, and at any and all adjournments thereof:

1.	ELECTION OF DIRECTORS. To elect as Directors for a one-year term ending on the date of the Annual Meeting of Stockholders in 2007 the following individuals.

C. Stanley Bailey	James Mailon Kent, Jr.	C. Marvin Scott	Rick D. Gardner	Robert R. Parrish, Jr.
Roger Barker	James M. Link	Michael E. Stephens	Thomas E. Jernigan, Jr.	James C. White, Sr.
K. Earl Durden	Barry Morton	James A. Taylor
☐   FOR        ☐   WITHHOLD
INSTRUCTIONS: To withhold vote for any individual(s) nominated as Directors in Item 1 above write names below:

2.	AMENDMENT TO CHANGE CORPORATE NAME. To amend the Corporation’s Restated Certificate of Incorporation to change the name of the Corporation to “Superior Bancorp.”
☐   FOR        ☐   AGAINST        ☐   ABSTAIN

3.	AMENDMENT TO INCREASE AUTHORIZED CAPITAL STOCK. To amend the Corporation’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock to 50 million shares.
☐   FOR        ☐   AGAINST        ☐   ABSTAIN
(Continued and to be signed on other side)

(Continued from other side)

4.	APPROVAL OF NON-EMPLOYEE DIRECTOR STOCK PLAN. To approve a plan under which non-employee directors of the Corporation may elect to take shares of the Corporation’s common stock in full or partial satisfaction of director’s fees otherwise payable to them.
☐   FOR        ☐   AGAINST        ☐   ABSTAIN

4.	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Carr, Riggs & Ingram, LLC as independent auditor to audit The Banc Corporation’s financial statements for the 2006 fiscal year.
☐   FOR        ☐   AGAINST        ☐   ABSTAIN

5.	In their discretion, Proxies are authorized to vote upon such other business as may properly come before the 2006 Annual Meeting of Stockholders.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED FOR ALL DIRECTOR NOMINEES AND FOR ALL PROPOSALS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES AND FOR ALL PROPOSALS.

Dated: , 2006

(Print Name)

(Signature of Stockholder(s)

PLEASE DATE, SIGN AND RETURN THIS PROXY TO THE BANC CORPORATION IN THE ENCLOSED ENVELOPE. THANK YOU.